Exhibit 16.1

November 13, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Hybrid Dynamics Corporation pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about November 13, 2008 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.